Mail Stop 3720

      							March 13, 2006

Mr. Gokul V. Hemmady
Vice President and Chief Financial Officer
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota  55344

	Re:	ADC Telecommunications, Inc.
      Form 10-K for Fiscal Year Ended October 31, 2005
		Filed January 17, 2006
		File No. 0-01424

Dear Mr. Hemmady:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,



								Larry Spirgel
								Assistant Director
??

??

??

??

Mr. Hemmady
ADC Telecommunications, Inc.
February 1, 2006
Page 3



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE